EXHIBIT 99.1

FOR IMMEDIATE RELEASE:	Contact: Governor’s Press Office

Wednesday, January 6, 2016	(916) 445-4571

Governor Brown Issues Order on Aliso Canyon Gas Leak

SACRAMENTO - Given the prolonged and continuing duration of the Aliso Canyon gas leak and at the request of residents and local officials, Governor Edmund G. Brown Jr. today issued a proclamation that declares the situation an emergency and details the administration’s ongoing efforts to help stop the leak. The order also directs further action to protect public health and safety, ensure accountability and strengthen oversight of gas storage facilities.

Earlier this week, Governor Brown met with Porter Ranch residents and toured the Aliso Canyon Natural Gas Storage Facility, including the site of the leak and one of the relief wells.

Today’s proclamation builds on months of regulatory and oversight actions from seven state agencies mobilized to protect public health, oversee Southern California Gas Company’s actions to stop the leak, track methane emissions, ensure worker safety, safeguard energy reliability and address any other problems stemming from the leak. Actions include:

- The Governor’s Office of Emergency Services established an incident command structure, including a physical post on-site at Aliso Canyon to better coordinate the local, state and federal response and information sharing and is maintaining a public webpage to provide real-time information regarding the state’s multi-agency response and air quality monitoring.

- The Division of Oil, Gas and Geothermal Resources is investigating the leak and overseeing Southern California Gas Company’s efforts to stop it, including issuing emergency orders in November and December directing Southern California Gas Company to halt gas injections into the storage facility, immediately work on alternatives to stop the leak and provide testing results, data, daily briefings and a written plan and schedule for sealing the well. The Division also established a panel of experts from the Lawrence Berkeley National Laboratory, Lawrence Livermore National Laboratory and the Sandia National Laboratory to provide independent monitoring and technical expertise and review Southern California Gas Company data and information reported to the Division.

- The Office of Environmental Health Hazard Assessment is reviewing air quality measurements, evaluating public health concerns from the gas leak and assisting other state agencies in determining whether additional actions are needed beyond those already required by local public health agencies.

- The California Public Utilities Commission is investigating the gas leak to determine its cause and any possible violations and is collecting information about the costs of responding to and fixing the leak. The Commission and Division of Oil, Gas and Geothermal Resources also directed Southern California Gas Company to retain and pay for an independent, third party to perform a technical analysis of the well failure and its cause and share the results with regulators and the public.

- The California Air Resources Board is measuring the leak rate and estimating total methane emissions over the duration of the leak and is using ground-level monitoring, specially-equipped airplanes, and satellite information to provide updates of emissions.

- The Division of Occupational Safety and Health is ensuring on-site worker safety at Aliso Canyon.

- The California Energy Commission is coordinating with California Public Utilities Commission to maintain energy reliability during this incident.

Last month, the Governor sent a letter to the CEO of Southern California Gas stating that the company’s response has been “insufficient” and must be sped up, while noting that state agencies’ multiple ongoing investigations will be coordinated with the California Attorney General’s Office.

Today’s proclamation implements the following key orders:

- Stopping the Leak: All necessary and viable actions will be taken to ensure Southern California Gas Company: maximizes daily withdrawals of natural gas from the Aliso Canyon Storage Facility for use or storage elsewhere; captures leaking gas and odorants while relief wells are being completed; and identifies how it will stop the gas leak if relief wells fail to seal the leaking well, or if the existing leak worsens.

- Protecting Public Health and Safety: The state will: continue its prohibition against Southern California Gas Company injecting any gas into the Aliso Canyon Storage Facility until a comprehensive review of the safety of the storage wells and the air quality of the surrounding community utilizing independent experts is completed; expand its real-time monitoring of emissions in the community; convene an independent panel of scientific and medical experts to review public health concerns; and take all actions necessary to ensure the continued reliability of natural gas and electricity supplies in the coming months.

- Ensuring Accountability: The California Public Utilities Commission will ensure that Southern California Gas Company covers costs related to the natural gas leak and its response, while protecting ratepayers; and the state will develop a program to fully mitigate the leak’s emissions of methane funded by the Southern California Gas Company.

- Strengthening Oversight: The state will promulgate emergency regulations for gas storage facility operators throughout the state, requiring: at least daily inspection of gas storage well heads using gas leak detection technology such as infrared imaging; ongoing verification of the mechanical integrity of all gas storage wells; ongoing measurement of annular gas pressure or annular gas flow within wells; regular testing of all safety valves used in wells; minimum and maximum pressure limits for each gas storage facility in the state; a comprehensive risk management plan for each facility that evaluates and prepares for risks, including corrosion potential of pipes and equipment. Additionally, the Division of Oil, Gas and Geothermal Resources, the California Public Utilities Commission, the California Air Resources Board and the California Energy Commission will submit to the Governor’s Office a report that assesses the long-term viability of natural gas storage facilities in California.

Under today’s declaration, and at the direction of the Governor’s Office of Emergency Services, all state agencies will utilize state personnel, equipment, and facilities to ensure a continuous and thorough state response to this incident. The Governor’s Office of Emergency Services will also provide frequent and timely updates to residents affected by the natural gas leak and the appropriate local officials, including convening community meetings in the coming weeks.

Additional information on the administration’s coordinated efforts to help address this leak can be found here.

The full text of today’s proclamation is below:

PROCLAMATION OF A STATE OF EMERGENCY

WHEREAS on October 23, 2015, a natural gas leak was discovered at a well within the Aliso Canyon Natural Gas Storage Facility in Los Angeles County, and Southern California Gas Company’s attempts to stop the leak have not yet been successful; and

WHEREAS many residents in the nearby community have reported adverse physical symptoms as a result of the natural gas leak, and the continuing emissions from this leak have resulted in the relocation of thousands of people, including many schoolchildren; and

WHEREAS major amounts of methane, a powerful greenhouse gas, have been emitted into the atmosphere; and

WHEREAS the Department of Conservation, Division of Oil, Gas and Geothermal Resources issued an emergency order on December 10, 2015 prohibiting injection of natural gas into the Aliso Canyon Storage Facility until further authorized; and

WHEREAS seven state agencies are mobilized to protect public health, oversee Southern California Gas Company’s actions to stop the leak, track methane emissions, ensure worker safety, safeguard energy reliability, and address any other problems stemming from the leak; and

WHEREAS the California Public Utilities Commission and the Division of Oil, Gas and Geothermal Resources—working closely with federal, state and local authorities including the California Attorney General and the Los Angeles City Attorney—have instituted investigations of this natural gas leak and have ordered an independent, third-party analysis of the cause of the leak; and

NOW, THEREFORE, given the prolonged and continuing duration of this natural gas leak and the request by residents and local officials for a declaration of emergency, I, EDMUND G. BROWN JR., Governor of the State of California, in accordance with the authority vested in me by the State Constitution and statutes, including the California Emergency Services Act, HEREBY PROCLAIM A STATE OF EMERGENCY to exist in Los Angeles County due to this natural gas leak.

IT IS HEREBY ORDERED THAT:

1. All agencies of state government shall utilize all necessary state personnel, equipment, and facilities to ensure a continuous and thorough response to this incident, as directed by the Governor’s Office of Emergency Services and the State Emergency Plan.

2. The Governor’s Office of Emergency Services, in exercising its responsibility to coordinate relevant state agencies, shall provide frequent and timely updates to residents affected by the natural gas leak and the appropriate local officials, including convening community meetings.

STOPPING THE LEAK

3. The California Public Utilities Commission and the California Energy Commission shall take all actions necessary to ensure that Southern California Gas Company maximizes daily withdrawals of natural gas from the Aliso Canyon Storage Facility for use or storage elsewhere.

4. The Division of Oil, Gas and Geothermal Resources shall direct Southern California Gas Company to take any and all viable and safe actions to capture leaking gas and odorants while relief wells are being completed.

5. The Division of Oil, Gas and Geothermal Resources shall require Southern California Gas Company to identify how it will stop the gas leak if pumping materials through relief wells fails to close the leaking well, or if the existing leak worsens.

6. The Division shall take necessary steps to ensure that the proposals identified by Southern California Gas Company pursuant to Directives 4 and 5 are evaluated by the panel of subject matter experts the Division has convened from the Lawrence Berkeley, Lawrence Livermore, and Sandia National Laboratories to evaluate Southern California Gas Company’s actions.

PROTECTING PUBLIC SAFETY

7. The Division of Oil, Gas, and Geothermal Resources shall continue its prohibition against Southern California Gas Company injecting any gas into the Aliso Canyon Storage Facility until a comprehensive review, utilizing independent experts, of the safety of the storage wells and the air quality of the surrounding community is completed.

8. The California Air Resources Board, in coordination with other agencies, shall expand its real-time monitoring of emissions in the community and continue providing frequent, publicly accessible updates on local air quality.

9. The Office of Environmental Health Hazard Assessment shall convene an independent panel of scientific and medical experts to review public health concerns stemming from the gas leak and evaluate whether additional measures are needed to protect public health beyond those already put in place.

10. The California Public Utilities Commission and the California Energy Commission, in coordination with the California Independent System Operator, shall take all actions necessary to ensure the continued reliability of natural gas and electricity supplies in the coming months during the moratorium on gas injections into the Aliso Canyon Storage Facility.

ENSURING ACCOUNTABILITY

11. The California Public Utilities Commission shall ensure that Southern California Gas Company cover costs related to the natural gas leak and its response, while protecting ratepayers.

12. The California Air Resources Board, in consultation with appropriate state agencies, shall develop a program to fully mitigate the leak’s emissions of methane by March 31, 2016. This mitigation program shall be funded by the Southern California Gas Company, be limited to projects in California, and prioritize projects that reduce short-lived climate pollutants.

STRENGTHENING OVERSIGHT OF GAS STORAGE FACILITIES

13. The Division of Oil, Gas and Geothermal Resources shall promulgate emergency regulations requiring gas storage facility operators throughout the state to comply with the following new safety and reliability measures:

a. Require at least a daily inspection of gas storage well heads, using gas leak detection technology such as infrared imaging.

b. Require ongoing verification of the mechanical integrity of all gas storage wells.

c. Require ongoing measurement of annular gas pressure or annular gas flow within wells.

d. Require regular testing of all safety valves used in wells.

e. Establish minimum and maximum pressure limits for each gas storage facility in the state.

f. Require each storage facility to establish a comprehensive risk management plan that evaluates and prepares for risks at each facility, including corrosion potential of pipes and equipment.

14. The Division of Oil, Gas and Geothermal Resources, the California Public Utilities Commission, the California Air Resources Board and the California Energy Commission shall submit to the Governor’s Office a report that assesses the long-term viability of natural gas storage facilities in California. The report should address operational safety and potential health risks, methane emissions, supply reliability for gas and electricity demand in California, and the role of storage facilities and natural gas infrastructure in the State’s long-term greenhouse gas reduction strategies. This report shall be submitted within six months after the completion of the investigation of the cause of the natural gas well leak in the Aliso Canyon Storage Facility.

I FURTHER DIRECT that as soon as hereafter possible, this proclamation be filed in the Office of the Secretary of State and that widespread publicity and notice be given of this proclamation.

IN WITNESS WHEREOF I have hereunto set my hand and caused the Great Seal of the State of California to be affixed this 6th day of January 2016.

EDMUND G. BROWN JR.
Governor of California

ATTEST:

ALEX PADILLA
Secretary of State

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Governor Edmund G. Brown Jr.

State Capitol Building

Sacramento, CA 95814